EXHIBIT 99.1
press release

For further information contact:
John Hatsopoulos, American DG Energy
Telephone: 781.522.6020

American DG Energy Reports First Quarter 2011 Financial Performance

Energy Revenues increased 14% in the First Quarter

WALTHAM, Mass. – May 9, 2011 – American DG Energy Inc. (NYSE Amex: ADGE), a leading On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported revenues of $1,654,720 in the first quarter of 2011, compared to $1,449,973 in the first quarter of 2010. GAAP diluted loss per share (EPS) was $(0.01) in 2011, compared to $(0.02) in 2010, and GAAP operating income was a loss of $(600,852) in 2011, compared to a loss of $(668,583) in 2010.

First Quarter 2011 Highlights:

•
Energy revenue increased by 14.2% to $1,446,152 compared to $1,265,990 for the same period in 2010 primarily due to the installation of additional energy systems and the increased hours of operation of our fleet.

•
Energy gross profit margin without depreciation increased to 30.5% compared to 22.2% for the same period in 2010 primarily due to the additional energy systems added to the fleet, the efficient operation of our energy systems and the lower price of natural gas. The natural gas price, a key component in calculating our hot water revenue, was considerably lower this quarter compared to the same period in 2010.

•	Our gross profit increased by 71% compared to the same period in 2010.
•	Our total cash inflows were $19,342 excluding our subsidiary EuroSite Power Inc. and our consolidated cash inflows were a loss of $(29,398).
•
Our installed base increased by 12 new energy systems from a year ago bringing the total number of energy systems operating to 76 compared to 64 in the first quarter of 2010. The total value of our current On-Site Utility energy agreements is approximately $152 million.

•	Our current backlog consists of 9 energy systems.
•	In March we entered into a strategic distribution agreement with Global Partners LP to sell our On-Site Utility solution to their energy customers.
•	We received $107,549 in rebates and incentives during the first quarter.
•	We finished the quarter with approximately $3.9 million in cash.
•	We raised $950,000 from the sale of common stock of EuroSite Power Inc., a subsidiary whose business focus is to introduce the On-Site Utility solution to the United Kingdom and Europe.
•	We added Dr. Ahmed Ghoniem, the Ronald C. Crane Professor of Mechanical Engineering at the Massachusetts Institute of Technology as a new member to the EuroSite Power Inc. Board of Directors.
•
We added Mr. James Devas, Chairman of Vividas Ltd, Director and Trustee of Longleat Enterprises, Director at SM Investors International and Managing Director of Convergent Group as a new member to the EuroSite Power Inc. Board of Directors.

Recent Highlights:

•	We raised an additional $250,000 from the sale of EuroSite Power Inc. common stock to an accredited investor.

American DG Energy Reports First Quarter 2011 Financial Performance, page 2 of 5

•	In April we started operating a highly efficient 75 kW combined heat and power clean energy system at the Sterling Center YMCA, a branch of the North Shore YMCA in Beverly, Massachusetts.

“We are excited that our revenue continues to grow. Our cash flow position now allows us to expand our sales organization to aggressively address our targeted large customers such as national accounts and potential Ilios Heat Pump customers” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy.

American DG Energy will hold its earnings conference call today, May 9, 2011 at 11:00 a.m. Eastern Time. To listen, call (800) 860-2442 within the U.S., (866) 605-3852 from Canada or (412) 858-4600 from other international locations. Participants should reference American DG Energy to access the call. Please begin dialing at least 10 minutes before the scheduled starting time. The earnings press release will be available on the Company web site at www.americandg.com in the “Investors” section under "News Releases.” The earnings call will be available for playback through Tuesday, May 17, 2011. To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use Playback Code 450836.

The earnings conference call will be webcast live. To register for and listen to the webcast, go to www.americandg.com/webcast. Following the call, the webcast will be archived for 30 days.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user – through its On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

American DG Energy Reports First Quarter 2011 Financial Performance, page 3 of 5

CONSOLIDATED STATEMENTS OF OPERATIONS
for the Three Months Ended March 31, 2011 and March 31, 2010
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010

Revenues
Energy revenues	$1,446,152	$1,265,990
Turnkey & other revenues	208,568	183,983
	1,654,720	1,449,973
Cost of sales
Fuel, maintenance and installation	1,187,999	1,148,224
Depreciation expense	288,394	197,697
	1,476,393	1,345,921
Gross profit	178,327	104,052

Operating expenses
General and administrative	501,120	335,351
Selling	129,654	180,529
Engineering	148,405	256,755
	779,179	772,635
Loss from operations	(600,852)	(668,583)

Other income (expense)
Interest and other income	11,359	14,691
Interest expense	(29,046)	(70,624)
Change in fair value of warrant liability	195,628	-
	177,941	(55,933)

Loss before income taxes	(422,911)	(724,516)
Provision for state income taxes	(11,603)	(3,550)
Consolidated net loss	(434,514)	(728,066)

Less: Income attributable to the noncontrolling interest	(44,397)	(47,912)
Net loss attributable to American DG Energy Inc.	(478,911)	(775,978)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding -
basic and diluted	45,525,289	39,846,998

Non-GAAP financial disclosure
Loss from operations	$(600,852)	$(668,583)
Depreciation expense	297,494	205,390
Stock based compensation	167,411	50,013
Adjusted EBITDA	(135,947)	(413,180)
Grants from rebates and incentives	107,549	155,853
Total cash inflows	$(28,398)	$(257,327)

American DG Energy Reports First Quarter 2011 Financial Performance, page 4 of 5

CONSOLIDATED BALANCE SHEETS
as of March 31, 2011 and December 31, 2010
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,894,231	$3,921,054
Restricted cash	-	65,790
Accounts receivable, net	878,467	661,435
Unbilled revenue	131,105	117,846
Due from related party	12,703	52,432
Inventory	519,421	487,724
Prepaid and other current assets	153,844	86,089
Total current assets	5,589,771	5,392,370

Property, plant and equipment, net	14,409,735	14,362,444
Accounts receivable, long-term	17,034	17,034

TOTAL ASSETS	20,016,540	19,771,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	359,470	482,917
Accrued expenses and other current liabilities	252,390	370,774
Due to related party	2,544,068	2,560,720
Capital lease obligations	3,365	3,365
Total current liabilities	3,159,293	3,417,776

Long-term liabilities:
Warrant liability	480,975	676,603
Capital lease obligations, long-term	5,889	6,730
Other long-term liabilities	53,258	-
Total liabilities	3,699,415	4,101,109

Stockholders’ equity:
American DG Energy Inc. shareholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 45,581,404 and 45,598,029 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	45,581	45,598
Additional paid-in capital	29,845,979	28,905,660
Accumulated deficit	(14,626,024)	(14,147,113)
Total American DG Energy Inc. stockholders’ equity	15,265,536	14,804,145
Noncontrolling interest	1,051,589	866,594
Total stockholders’ equity	16,317,125	15,670,739

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,016,540	$19,771,848

American DG Energy Reports First Quarter 2011 Financial Performance, page 5 of 5

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Three Months Ended March 31, 2011 and March 31, 2010
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(478,911)	$(775,978)
Income attributable to noncontrolling interest	44,397	47,912
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	297,494	205,390
Provision for losses on accounts receivable	500	-
Amortization of deferred financing costs	2,132	2,132
Change in fair value of warrant liability	(195,628)	-
Stock-based compensation	167,411	50,013
Changes in operating assets and liabilities
(Increase) decrease in:
Restricted cash	65,790	-
Accounts receivable and unbilled revenue	(230,791)	(104,245)
Due from related party	39,729	(42,839)
Inventory	(31,697)	(583,631)
Prepaid and other current assets	(69,887)	(15,657)
Increase (decrease) in:
Accounts payable	(123,447)	(228,778)
Accrued expenses and other current liabilities	(118,384)	(149,623)
Other long-term liabilities	53,258	-
Due to related party	(16,652)	641,881
Net cash used in operating activities	(594,686)	(953,423)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(344,785)	(670,754)
Sale of short-term investments	-	(109,265)
Net cash used in investing activities	(344,785)	(780,019)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants	-	350,000
Proceeds from sale of subsidiary common stock, net of costs	950,000	-
Proceeds from exercise of stock options	4,418	-
Convertible debenture transaction costs	-	(18,267)
Principal payments on capital lease obligations	(841)	(841)
Cancellation of restricted stock	(20)	-
Distributions to noncontrolling interest	(40,909)	-
Net cash provided by financing activities	912,648	330,892

Net increase in cash and cash equivalents	(26,823)	(1,402,550)
Cash and cash equivalents, beginning of the period	3,921,054	3,149,222
Cash and cash equivalents, end of the period	$3,894,231	$1,746,672
Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$52,373	$12,136
Income taxes	$17,503	$4,750

Non-cash investing and financing activities:
Conversion of convertible debentures to common stock	$-	$5,320,000